===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               NOVA CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                         [LOGO OF NOVA APPEARS  HERE]


                                 April 27, 1999

Dear Shareholder:

  You are cordially invited to attend the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of NOVA Corporation (the "Company"), to be held at the offices of the Company, One Concourse Parkway, Suite 300, Atlanta, Georgia on Wednesday, May 26, 1999, at 10:00 a.m., local time.

  The attached Notice of Annual Meeting and Proxy Statement contain information about the formal business to be considered at the Annual Meeting. Executive officers of the Company, as well as a representative from the Company's independent accounting firm, Ernst & Young LLP, will be present to respond to questions of shareholders.

  I hope you will be able to attend the Annual Meeting. If you plan to attend, please mark the appropriate box on your proxy card so that we can make arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card in the enclosed envelope at your earliest convenience. This will ensure that your shares will be represented and voted at the Annual Meeting even if you are unable to attend.

                                          Sincerely,

                                          /s/ Edward Grzedzinski
                                          --------------------------------
                                          Edward Grzedzinski
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Atlanta, Georgia
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   IMPORTANT

 PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN
            THE RETURN ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO
    ATTEND THE MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE
                PROXY CARD AND VOTE IN PERSON IF YOU SO DESIRE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               NOVA CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 26, 1999

  NOTICE HEREBY IS GIVEN that the 1999 Annual Meeting of Shareholders of NOVA Corporation (the "Company") will be held at the offices of the Company at One Concourse Parkway, Suite 300, Atlanta, Georgia, on Wednesday, May 26, 1999, at 10:00 a.m., local time, for the purpose of considering and voting upon:

  1. A proposal to elect the directors of the Company;

  2. A proposal to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 1999; and

  3. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

  Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on March 29, 1999 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                     By Order of the Board of Directors,

                                     /s/ James M. Bahin
                                     ------------------
                                     James M. Bahin
                                     Vice Chairman, Chief Financial Officer
                                     and Secretary

Atlanta, Georgia
April 27, 1999

                               NOVA CORPORATION
                             ONE CONCOURSE PARKWAY
                                   SUITE 300
                            ATLANTA, GEORGIA 30328

                               ----------------

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 26, 1999

                               ----------------

  This Proxy Statement is furnished to the shareholders of NOVA Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1999 Annual Meeting of Shareholders of the Company (the "Annual Meeting") and any adjournments or postponements thereof. The Annual Meeting will be held at the offices of the Company, One Concourse Parkway, Suite 300, Atlanta, Georgia on Wednesday, May 26, 1999, at 10:00 a.m., local time.

  The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders of the Company is April 27, 1999.

                                    VOTING

General

  The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $0.01 par value per share ("Common Stock"), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is March 29, 1999 (the "Record Date"). On the Record Date, approximately 72,819,789 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "FOR" or "AGAINST" and abstentions (including instructions to withhold authority to vote) will be used.

  In voting for the proposal to elect directors (Proposal 1), shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, instructions to withhold authority to vote will not be counted and will have no effect. Pursuant to the Company's Articles of Incorporation, the Company's Common Stock may be voted cumulatively in the election of directors. When cumulative voting is in effect, the right to vote cumulatively means that each shareholder entitled to vote in the election of directors shall be entitled to as many votes as shall equal the number of shares of Common Stock held by the shareholder as of the Record Date multiplied by the number of directors to be elected and may cast all such votes for a single nominee or may distribute them among two or more nominees. Cumulative voting will not be in effect unless a shareholder intending to vote cumulatively gives separate written notice to the Secretary of the Company not less than 48 hours before the time for the Annual Meeting, stating that such shareholder intends to vote his or her shares cumulatively, which notice will be announced at the Annual Meeting before the voting. Instructions with respect to cumulative voting on the proxy card do not constitute notice of an election that a shareholder intends to vote his or her shares cumulatively. In the event that cumulative voting is in effect for the election of directors, the proxies are authorized to cumulate votes so as to elect the maximum number of nominees, subject to instructions to withhold votes with respect to one or more nominees.

  In voting for the proposal to ratify the Board of Directors' appointment of independent accountants for the Company (Proposal 2), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law, and the votes cast favoring such proposal must exceed the votes cast opposing such proposal, provided a quorum is present. As a result, in accordance with Georgia law, abstentions will not be counted and will have no effect.

  Under the rules of the New York and American Stock Exchanges (the "Exchanges") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

  As of the Record Date, the directors and executive officers of the Company owned or controlled approximately 12,900,671 shares of Common Stock (excluding shares underlying stock options), constituting approximately 17.7% of the Company's outstanding Common Stock.

Proxies

  In voting with regard to the election of directors, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With regard to the proposal to ratify the appointment of independent accountants, shareholders may vote in favor of or against the proposal or may abstain from voting. Shareholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AS SET FORTH ON THE PROXY CARD. In the event cumulative voting is in effect with respect to Proposal 1, the proxy card confers discretionary authority on the persons named as proxies to cumulate the votes so as to elect the maximum number of nominees. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company at the principal office of the Company, by delivering a later dated proxy card or by voting in person at the Annual Meeting.

  In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following sets forth information regarding ownership of the Company's outstanding Common Stock on the Record Date, by (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive Officer (as defined below), and (iv) all directors and executive officers as a group. Unless otherwise indicated, the named owner has sole voting and investment power with respect to the shares listed.

                                                    Shares           Percent
Name and Position                            Beneficially Owned(1) of Class(1)
-----------------                            --------------------- -----------
Warburg, Pincus Investors, L.P..............       8,853,182 (2)      12.2%
 Principal Shareholder
First Union Corporation.....................       3,942,970 (3)       5.4%
 Principal Shareholder
Edward Grzedzinski..........................         748,971 (4)       1.0%
 Chairman of the Board, President and Chief
  Executive Officer
James M. Bahin..............................         365,572 (5)         *
 Vice Chairman of the Board, Chief Financial
  Officer and Secretary
Richardson M. Roberts.......................       1,292,776 (6)       1.8%
 Vice Chairman of the Board
Gregory S. Daily............................       1,400,436 (7)       1.9%
 Vice Chairman of the Board
Pamela A. Joseph............................         120,998 (8)         *
 Senior Executive Vice President
John M. Perry...............................         121,000 (9)         *
 Senior Executive Vice President of the
 Company; President and Chief Operating
 Officer--NOVA Information Systems, Inc.
Rebecca L. Powell...........................          82,558(10)         *
 Executive Vice President
Charles T. Cannada..........................       1,893,379(11)       2.6%
 Director
Stephen D. Kane.............................          42,363(12)         *
 Director
Dr. Henry Kressel...........................       8,853,182 (2)      12.2%
 Director and Principal Shareholder
George M. Miller, II........................               0(13)         *
 Director
Stephen E. Wall.............................           2,000(14)         *
 Director
All directors and executive officers as a
 group (13 persons).........................      14,923,235(15)      19.9%

--------
 * Less than 1% of the outstanding Common Stock.
(1) Includes shares of Common Stock which the named shareholder has a right to acquire, upon the exercise of options, within 60 days following the Record Date. Such shares receivable upon the exercise of options are deemed outstanding for purposes of completing the percentage ownership of the person holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person shown in the table. For purposes of determining such information for all directors and executive officers as a group, such shares receivable upon exercise of options held by all directors and executive officers are deemed to be outstanding for purposes of computing the percentage ownership of the group.
(2) The shares shown are owned by Warburg, Pincus Investors, L.P. ("Warburg Investors"). The sole general partner of Warburg Investors is Warburg, Pincus & Co., a New York general partnership ("WP"). E. M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg

     Investors. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of Warburg Investors, has a 20% interest in the profits of Warburg Investors. Dr. Kressel, a director of the Company, is a Managing Director and member of EMW LLC and general partner of WP. As such, Dr. Kressel may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares beneficially owned by Warburg Investors and WP. Dr. Kressel disclaims beneficial ownership of the shares. Dr. Kressel's and Warburg Investors' address is 477 Lexington Avenue, 10th Floor, New York, New York 10017.
(3) The shares indicated are owned beneficially by indirect, wholly-owned subsidiaries of First Union Corporation ("First Union"). Pursuant to the terms of a voting agreement among First Union National Bank ("FUNB") and such subsidiaries, FUNB holds the proxy for each of such subsidiaries with respect to such shares. Accordingly, each of First Union and FUNB, which is a wholly-owned subsidiary of First Union, may be deemed to be the beneficial owner of all such shares within the meaning of Rule 13d-3 under the Exchange Act. First Union's address is Two First Union Center, 301 South College Street, Charlotte, North Carolina 28288 .
(4) Includes 25,000 shares held in the name of Mr. Grzedzinski's spouse, 808 shares held by his spouse as custodian for a minor child, and 808 shares held by Mr. Grzedzinski's daughter. Also includes 359,331 shares that Mr. Grzedzinski may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 200,000 shares that Mr. Grzedzinski may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period .
(5) Includes 365,572 shares that Mr. Bahin may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 100,000 shares that Mr. Bahin may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(6) Includes 511,610 shares that Mr. Roberts may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 200,000 shares that Mr. Roberts may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period. See "Executive Compensation--Compensation Agreements--Separation Agreements."
(7) Includes 511,610 shares that Mr. Daily may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 200,000 shares that Mr. Daily may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period. See "Executive Compensation--Compensation Agreements--Separation Agreements."
(8) Includes 61,375 shares that Ms. Joseph may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 205,125 shares that Ms. Joseph may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(9) Includes 121,000 shares that Mr. Perry may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 233,500 shares that Mr. Perry may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(10) Includes 48,881 shares that Ms. Powell may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 204,625 shares that Ms. Powell may acquire upon the exercise of options that will not be exercisable within the aforementioned 60-day period.
(11) The shares shown are owned by MCI WorldCom, Inc. ("MCI WorldCom"). Mr. Cannada may be deemed to beneficially own the shares within the meaning of Rule 13d-3 under the Exchange Act due to his affiliation with MCI WorldCom as a Senior Vice President. Mr. Cannada disclaims beneficial ownership of these shares.
(12) Includes 42,185 shares that Mr. Kane may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 3,500 shares that Mr. Kane may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(13) Does not include an additional 3,500 shares that Mr. Miller may acquire, upon the exercise of options, that will not be exercisable within 60 days following the Record Date.

(14) Includes 1,000 shares that Mr. Wall may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 3,000 shares that Mr. Wall may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(15) Includes 2,022,564 shares that may be acquired, upon the exercise of options, within 60 days following the Record Date, but does not include an additional 1,453,250 shares which may be acquired upon the exercise of options that will not be exercisable within the aforementioned 60-day period. Includes 8,853,182 shares owned by Warburg Investors due to the affiliation of Dr. Kressel with Warburg Investors. Includes 1,893,379 shares owned by MCI WorldCom due to Mr. Cannada's affiliation with MCI WorldCom.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Nominees

   In accordance with the Bylaws of the Company, the Board of Directors of the Company has fixed the number of directors at nine. Directors are elected annually by the shareholders for a term of one year or until their respective successors have been elected.

   The Board of Directors has nominated the following persons to serve as directors until the next Annual Meeting of Shareholders or until their respective successors are elected. All of the nominees presently are members of the Board of Directors. Each of the nominees has consented to serve a one year term if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the persons named as proxies will vote the shares represented by all valid proxy cards for such substitute nominees, or to allow the vacancies created thereby to remain open until filled by the Board, as the Board of Directors recommends.

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THE NINE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

   Set forth below is certain information regarding each of the nominees. Unless otherwise indicated, the information is as of April 15, 1999.

   Edward Grzedzinski. Mr. Grzedzinski, 44, has served with the Company or its predecessor since February 1991, most recently as a director, Chairman of the Board of Directors, President and Chief Executive Officer. He co-founded the Company's predecessor and wholly-owned subsidiary, NOVA Information Systems, Inc. ("NOVA Information Systems") as its Chief Operating Officer in 1991 and was named Chief Executive Officer in September 1995. From October 1990 to February 1991, Mr. Grzedzinski served as an officer of Phoenix Consulting Group, Inc., a transaction processing consulting company. Mr. Grzedzinski has over 12 years experience in the bankcard industry.

   James M. Bahin. Mr. Bahin, 54, has served with the Company or its predecessor since January 1992, most recently as a director, Vice Chairman of the Board of Directors, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Bahin served in various officer capacities with Fuqua Industries, Inc., a diversified manufacturing and service company, most recently as Senior Vice President of Operations. Mr. Bahin has over 25 years of financial and management experience. Mr. Bahin has indicated his plans to retire from his position as Chief Financial Officer and Secretary of the Company. The Company expects that Mr. Bahin's retirement will not be effective until the Company has named a successor. If re-elected as a director, the Company anticipates that Mr. Bahin will continue to serve as a director following his retirement.

  Charles T. Cannada. Mr. Cannada, 40, has served as a director of the Company or its predecessor since January 1995. Mr. Cannada has served with MCI WorldCom, a publicly-held long distance telecommunications firm, since October 1989, most recently as Senior Vice President.

  Gregory S. Daily. Mr. Daily, 40, has served as Vice Chairman of the Board of Directors of the Company since the Company's acquisition of PMT Services, Inc. ("PMT") in September 1998. Mr. Daily served with PMT from August 1984 to December 1998, most recently as President.

  Stephen D. Kane. Mr. Kane, 55, has served as a director of the Company since the Company's acquisition of PMT in September 1998. Prior to the acquisition, Mr. Kane had served as a director of PMT since April 1997. Mr. Kane is Chairman and Chief Executive Officer of International Payment Services, Inc. ("IPS"), a privately-held company providing check acceptance services in the United States and Canada. Prior to founding IPS in 1999, Mr. Kane served as President of Stephen D. Kane Enterprises L.L.C., a privately-held business consulting firm, since December 1995. Previously, Mr. Kane was employed by First Financial Management Company from November 1987 to November 1995, most recently as Vice Chairman and Chief Administrative Officer.

  Dr. Henry Kressel. Dr. Kressel, 65, has served as a director of the Company or its predecessor since November 1991. Dr. Kressel has served with E. M. Warburg, Pincus & Co., Inc., an investment firm, since 1983, most recently as Managing Director. Dr. Kressel also serves as a director of Level One Communications, Inc. and Zilog, Inc., each a publicly-held semi-conductor company, Maxis Inc., a publicly-held software development company, Trescom International, Inc., a publicly-held long-distance telephone company, IA Corporation, a publicly-held software development company, and other privately held companies.

  George M. Miller II. Mr. Miller, 39, has served as a director of the Company since the Company's acquisition of PMT in September 1998. Prior to its purchase in March 1999 by Finova Corporation, Mr. Miller was the Chief Executive Officer and a director of Sirrom Capital Corporation, a private lender to growth companies. Prior to founding Sirrom Capital in 1991, Mr. Miller was employed by Equitable Securities Corporation from 1989 to 1991 as Vice President in its Corporate Finance Department.

  Richardson M. Roberts. Mr. Roberts, 41, has served as Vice Chairman of the Board of Directors of the Company since the Company's acquisition of PMT in September 1998. Mr. Roberts served with PMT from 1984 to December 1998, most recently as Chief Executive Officer.

  Stephen E. Wall. Mr. Wall, 57, served with KeyCorp, a bank holding company, from 1970 until his retirement in January 1999, most recently as Executive Vice President. Mr. Wall serves as a director of MasterCard International, a global payment system comprised of financial institution members, and Electronic Payment Services, Inc., a privately-held electronic transaction processor. Mr. Wall has over 30 years experience in the financial services industry.

Director Compensation

  Directors of the Company, other than (i) directors who are also employees of the Company (or its subsidiaries) and (ii) directors who are affiliates of Warburg Investors, receive a retainer of $2,000 per month for service as a director. Additionally, such directors are entitled to receive $1,000 for attendance and participation at each Board of Directors meeting, and $500 for attendance and participation in each committee meeting if such committee meeting is not held on the same day as a Board of Directors meeting. Directors receive reimbursement for their expenses incurred in connection with travel to and from a meeting.

  The NOVA Corporation 1996 Directors Stock Option Plan, as amended and restated (the "Directors Plan"), provides for stock options to be granted to outside directors of the Company, other than directors who are affiliates of Warburg Investors, as partial compensation for their service on the Board. The number of options to be granted to each such director is determined as follows: (i) upon an eligible director's initial election to the Board, an option to purchase 2,000 shares of Common Stock; and (ii) upon beginning any term of service as a director, an option to purchase a number of shares equal to a fraction, the numerator of which is 2,000 multiplied by the number of full or partial months to be served in such term, and the denominator of which shall be 12. The Board of Directors administers the Directors Plan subject to certain limitations.

Meetings and Committees of the Board of Directors

  General. The Board of Directors of the Company conducts its business through meetings of the full Board and through two committees of the Board: an Audit Committee and a Compensation Committee. During the fiscal year ended December 31, 1998, the Board of Directors of the Company met five times and the Compensation Committee met one time. The Audit Committee did not meet during the year ended December 31, 1998. All directors attended at least 75% of the meetings of the Board of Directors and the Committees on which they served in 1998.

  The Board of Directors as a whole functions as the nominating committee to select management's nominees for election as directors of the Company.

  Audit Committee. The Audit Committee is responsible for reviewing the audit plan with the Company's independent accountants, the scope and results of their audit engagement and the accompanying management letter; reviewing the scope and results of the Company's internal auditing procedures; consulting with the independent accountants and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; and reviewing the independence of the independent accountants. Currently, Mr. Cannada, Mr. Kane and Mr. Miller are members of the Audit Committee. In addition, Dr. James Carnes and U. Bertram Ellis, who resigned as directors of the Company in September 1998, each served as a member of the Audit Committee during the fiscal year ended December 31, 1998.

  Compensation Committee. The purpose of the Compensation Committee is to make recommendations to the Board of Directors regarding matters of compensation. Mr. Cannada, Mr. Kane and Mr. Wall are members of the Compensation Committee. The Compensation Committee administers the NOVA Corporation 1991 Stock Option and Stock Appreciation Rights Plan, as amended (the "1991 Option Plan"), and the NOVA Corporation 1996 Employees Stock Incentive Plan, as amended (the "1996 Stock Incentive Plan"). As the administrative committee of the plans, the Compensation Committee is authorized to grant options and other securities under the plans.

  Compensation Committee Interlocks and Insider Participation. Mr. Cannada, Mr. Kane and Mr. Wall currently serve as members of the Compensation Committee. There are no Compensation Committee interlocking relationships. U. Bertram Ellis, who resigned as a director of the Company in September 1998, and Dr. Kressel each served as a member of the Compensation Committee during the fiscal year ended December 31, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, officers and persons who beneficially own more than 10% of the Company's Common Stock ("Reporting Persons") file certain reports concerning their beneficial ownership of the Company's Common Stock. The Company believes that during 1998 all Reporting Persons complied with their Section 16(a) filing obligations in a timely manner except that the Form 5 reports filed on behalf of Edward Grzedzinski, Richardson Roberts, Gregory Daily, Pamela Joseph, John Perry and Rebecca Powell were filed after their due date.

Report of the Compensation Committee

  General. The Compensation Committee of the Board of Directors of the Company is responsible for evaluating the compensation of the Company's executive officers, and establishing the guidelines of the Company's compensation policies with respect to its executive officers. Additionally, the Compensation Committee administers the 1991 Option Plan and the 1996 Stock Incentive Plan, pursuant to which the Company has granted employee stock options on a broad basis to its full time employees.

  The Company's compensation policy for executive officers is based on the following principles:

  . Base salaries are competitive with other similarly situated executives of companies of comparable size as well as companies within the same industry.

  . Annual incentive compensation is based on the Company's performance and realization of its financial goals during the fiscal year, both on a Company wide basis as well as within the individual executive's area of management.

  . Long term incentive compensation, in the form of stock options or similar vehicles, will encourage and motivate the executive officers toward the consistent achievement of financial and other operational goals, thereby increasing shareholder value on a long term basis.

  Base Salaries. Base salary is an executive officer's annual rate of pay without regard to any other factors. With respect to Messrs. Grzedzinski, Bahin and Perry, and Ms. Joseph and Ms. Powell, base salaries are determined in accordance with the terms of their respective employment agreements and are required to be reviewed on an annual basis, although there is no requirement for an annual increase. The Company strives to set base salaries at levels which are competitive with companies of comparable size, consistent with the compensation practices of other companies within the same industry.

  Annual Incentive Compensation. Annual incentive compensation is paid to the executive officers based upon a bonus plan which is approved by the Compensation Committee each year (the "Bonus Plan"). The Bonus Plan entitles the executive officers to earn a percentage of their respective base salaries based upon the achievement of financial goals of the Company, as well as achievement of certain operational goals by the individuals. For 1998, Messrs. Grzedzinski, Bahin and Perry, and Ms. Joseph and Ms. Powell, were each eligible to receive up to 100% of their respective base salaries in the form of annual incentive compensation. The Company did not pay cash bonuses to the executive officers for the year ended December 31, 1998.

  Long Term Incentive Compensation. The Compensation Committee has granted employee stock options to its executive officers to encourage and motivate these officers to achieve, on a consistent and long term basis, financial goals that are consistent with the interests of the shareholders of the Company. The Compensation Committee believes this approach is a particularly good method to ensure that the interests of the executive officers are aligned with those of the Company's shareholders, and the longer term nature of the compensation encourages executive officers to focus on long term goals in addition to short term goals.

  Compensation Paid in 1998 to the Chief Executive Officer. Edward Grzedzinski has served as the Company's Chairman, President and Chief Executive Officer since the Company's formation in December 1995. Mr. Grzedzinski has also served in these capacities with respect to the Company's predecessor and wholly-owned subsidiary, NOVA Information Systems, from September 1995 until February 1999, at which time Mr. Perry was elected President and Chief Operating Officer of NOVA Information Systems. Mr. Grzedzinski continues to serve as Chairman and Chief Executive Officer of NOVA Information Systems. Mr. Grzedzinski and NOVA Information Systems entered into a written employment agreement dated October 27, 1995 (the "Employment Agreement"). Pursuant to the terms of the Employment Agreement, Mr. Grzedzinski is entitled to receive an annual base salary of not less than $225,000, which may be adjusted from time to time at the discretion of the Board of Directors of NOVA Information Systems. For the year ended December 31, 1998, Mr. Grzedzinski received total base compensation of $405,162. Mr. Grzedzinski is entitled to receive an annual cash bonus of up to 100% of his base salary, dependent upon the achievement of certain specific financial and other goals. Mr. Grzedzinski has not received a cash bonus for the year ended December 31, 1998. With respect to long term incentive compensation, during 1998, the Compensation Committee granted to Mr. Grzedzinski employee stock options to purchase 200,000 shares of Common Stock.

  Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits the deductibility for federal income tax purposes of annual compensation paid by a publicly-held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. The Company does not anticipate that it will incur any adverse consequences from Section 162(m) of the Code based on its current executive compensation arrangements. The Company expects to consider the impact of Section 162(m) of the Code in setting executive compensation in the future.

  The Compensation Committee believes that the executive compensation policies serve the best interests of the shareholders and of the Company. A significant portion of the compensation of the executive officers is directly related to and commensurate with the performance of the Company.


NOVA CORPORATION COMPENSATION COMMITTEE
Charles T. Cannada
Stephen D. Kane
Stephen E. Wall

Performance Graph

  The following graph compares the cumulative total shareholder return on the Common Stock over the period beginning May 8, 1996 (the completion of the Company's initial public offering) and ending December 31, 1998, with the cumulative total return of (i) the Standard & Poor's 500 Stock Index and (ii) an index composed of publicly-held companies which share the same standard industry classification as the Company.

  Cumulative total return values were calculated based on an assumed investment of $100.00 at the beginning of the period and assuming reinvestment of dividends. The return shown for the Common Stock is not necessarily indicative of future performance.

                            STOCK PERFORMANCE GRAPH

                     ASSUMES $100 INVESTED ON MAY 8, 1996
                         ASSUMES DIVIDENDS REINVESTED
                     FISCAL YEAR ENDING DECEMBER 31, 1998

                                                Base  12/31/96 12/31/97 12/31/98
                                               ------ -------- -------- --------
NOVA CORP/GA.................................. 100.00   75.97    85.84   119.10
SIC CODE INDEX................................ 100.00   95.49    99.98    74.28
S&P 500 INDEX................................. 100.00  115.00   153.37   197.20

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation awarded or paid for the fiscal years ended December 31, 1996, 1997 and 1998 to the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended December 31, 1998, exceeded $100,000 (the "Named Executive Officers").

                          Summary Compensation Table

                                                                   Long Term
                                  Annual Compensation            Compensation
                         --------------------------------------- -------------
                                                                  Securities
   Name and Principal                             Other Annual    Underlying    All Other
        Position         Year Salary(1) Bonus(2) Compensation(3) Options(#)(4) Compensation
   ------------------    ---- --------  -------- --------------- ------------- ------------
Edward Grzedzinski...... 1998 $405,162  $    --           (5)       200,000      $   --
 Chairman, President and 1997  298,077   156,000      $635           50,000          --
 Chief Executive Officer 1996  249,519   125,000       190              --           --

James M. Bahin.......... 1998 $287,434  $    --           (5)       100,000      $   --
 Vice Chairman, Chief    1997  226,154   116,480       --            50,000          --
 Financial Officer and   1996  200,000   102,000       --               --           --
 Secretary

Pamela A. Joseph........ 1998 $156,250  $    --           (5)       200,000      $   --
 Senior Executive Vice   1997  127,116    43,750       --            50,000          --
 President               1996  100,231    34,500      $ 17           16,500        5,126(6)

John M. Perry........... 1998 $233,077       --           (5)       200,000      $   --
 Senior Executive Vice   1997  202,308  $104,000      $767           75,000          --
 President; President
  and                    1996  121,154    90,000       --            79,500       84,915(7)
 Chief Operating
  Officer--
 NOVA Information
 Systems, Inc.

Rebecca L. Powell....... 1998 $142,154  $    --           (5)       200,000      $   --
 Executive Vice
  President              1997  110,192    38,500      $811           50,000          --
                         1996   95,000    25,000       337           15,500          --

--------
(1) Amounts shown include cash compensation earned and received by the Named Executive Officer as well as amounts earned but deferred at the election of the officer pursuant to the NOVA Information Systems, Inc. 401(k) and Profit Sharing Plan.
(2) Amounts shown include bonus compensation attributable to the year shown, although in certain cases such amounts were paid in the following year.
(3) Represents employer matching contributions to the Named Executive Officer's account pursuant to the NOVA Information Systems, Inc. 401(k) and Profit Sharing Plan.
(4) Represents employee stock options granted to the Named Executive Officer for the fiscal years ended December 31, 1996, 1997 and 1998. The Company has not issued any stock appreciation rights.
(5) The Compensation Committee has not reached a decision on the employer matching contribution for 1998 for the NOVA Information Systems, Inc. 401(k) and Profit Sharing Plan.
(6) Represents the reimbursement of additional income taxes attributable to the relocation of Ms. Joseph to Atlanta, Georgia in connection with Ms. Joseph's joining the Company in 1994.
(7) Represents reimbursed expenses attributable to the relocation of Mr. Perry to Atlanta, Georgia in connection with Mr. Perry's joining the Company in 1996.

Compensation Agreements

Employment Agreements

  Messrs. Grzedzinski and Bahin each has entered into a written employment agreement with NOVA Information Systems dated October 27, 1995 (collectively, the "Employment Agreements"). Pursuant to the

Employment Agreements, Mr. Grzedzinski is employed by NOVA Information Systems as Chief Executive Officer and serves as Chairman of the Board of Directors of NOVA Information Systems; and Mr. Bahin is employed by NOVA Information Systems as Chief Financial Officer and serves as Vice Chairman of the Board of Directors of NOVA Information Systems. The Employment Agreements further provide that Messrs. Grzedzinski and Bahin are entitled to receive an annual base salary of not less than $225,000 and $200,000, respectively, as may be adjusted from time to time by the Board of Directors. For the year ended December 31, 1998, Messrs. Grzedzinski and Bahin received base compensation of $405,162 and $287,434. In addition, Messrs. Grzedzinski and Bahin each has the opportunity to earn a percentage of his base salary as a cash bonus tied to the performance of NOVA Information Systems. The Employment Agreements provide that each employee is entitled to participate in all of NOVA Information Systems' employee benefit plans and programs, including any stock option plans adopted by the Board of Directors of NOVA Information Systems. Each of the Employment Agreements is for an initial two-year term and automatically renews for successive two-year terms unless either party provides written notice to the other party at least 180 days before renewal.

  Upon termination of employment other than as a result of one of the Termination Exclusions, as defined below, each of the Employment Agreements provides for cash severance compensation equal to two times the employee's annual base salary to be paid in 24 equal monthly payments. In addition, stock options granted to the employee as of the effective date of the Employment Agreement will become vested and immediately exercisable. Such severance compensation is triggered by, among other things, the occurrence of a "change in control" (as defined in the Employment Agreements), a material diminution in the employee's duties and responsibilities, or the failure of NOVA Information Systems to automatically renew the Employment Agreement. The Termination Exclusions consist of termination for cause, nonrenewal by the employee of an Employment Agreement, or voluntary termination of employment by the employee. In return for such severance compensation, Messrs. Grzedzinski and Bahin each has agreed, for a period of two years after termination of employment, (i) not to use or disclose any confidential information of NOVA Information Systems, (ii) not to solicit the customers or employees of NOVA Information Systems, and (iii) not to become employed by, or to have a financial interest in, any other business which will compete with NOVA Information Systems in providing credit card and debit card transaction processing services within the United States. In the event that the employment of Messrs. Grzedzinski or Bahin terminates as a result of one of the Termination Exclusions, NOVA Information Systems has the option of requiring the employee to comply with the non-disclosure and non-competition provisions of his Employment Agreement for a period of either one year or two years, upon payment of an amount equal to one year's base salary or two years' base salary, respectively.

  Each of Mr. Perry, Ms. Joseph and Ms. Powell (each, an "Executive") has entered into a written employment agreement with the Company effective February 15, 1999 (collectively, the "Executive Employment Agreements"). Pursuant to the Executive Employment Agreements, Mr. Perry is employed as Senior Executive Vice President of the Company and President and Chief Operating Officer of NOVA Information Systems, Ms. Joseph is employed as Senior Executive Vice President of the Company, and Ms. Powell is employed as Executive Vice President of the Company.

  Currently, Mr. Perry, Ms. Joseph and Ms. Powell receive annual base salaries of $300,000, $240,000 and $170,000, respectively, as may be adjusted from time to time by the Chief Executive Officer (but which shall be reviewed at least annually in each fiscal year). In addition, each Executive has the opportunity to earn up to 100% of his or her base salary as bonus compensation tied to the performance of the Company. Each Executive is entitled to participate in all of the Company's employee benefit plans and programs, including any stock option plans adopted by the Board of Directors or the Compensation Committee of the Board of Directors of the Company. Each of the Executive Employment Agreements has an initial term of two years and automatically renews for successive one-year terms unless either party provides written notice to the other party of intent not to renew at least 180 days before the expiration of the then-current term.

  An Executive's employment with the Company shall terminate upon any of the following events:

(i) upon the discharge of the Executive by the Company for "Cause" (as defined in the Executive Employment Agreement);

(ii)   upon the Executive's death;

(iii) upon the Executive's physical or mental incapacitation (after thirty days prior written notice by the Company to the Executive);

(iv) upon termination of the Executive Employment Agreement after thirty days prior written notice by the Executive to the Company (i.e., termination by the Executive without cause);

(v) upon termination of the Executive Employment Agreement after written notice by the Company to the Executive (i.e., termination by the Company without cause); or

(vi) upon termination of the Executive Employment Agreement after thirty days prior written notice by the Executive to the Company of the occurrence of a "Responsibilities Breach" (as defined below), and the Company fails to cure the Responsibilities Breach within a designated period of time.

  A "Responsibilities Breach" occurs in the event that (i) there is a material diminution in Executive's duties and responsibilities, subject to certain limitations; (ii) Executive is required to relocate to an office that is more than 35 miles from Executive's current office; (iii) there is a reduction in Executive's base salary, an adverse change in the terms of the Incentive Compensation Plan, or a material reduction in the benefits provided to Executive; or (iv) the Company materially breaches the Executive Employment Agreement.

  Upon termination of an Executive's employment (i) by the Company for "Cause," (ii) by Executive without cause, (iii) by nonrenewal of the Executive Employment Agreement by Executive, or (iv) because Executive "quits" or otherwise voluntarily terminates his or her employment (other than pursuant to a "Responsibilities Breach") (each, a "Termination Exclusion"), such Executive will receive accrued but unpaid base salary and bonus compensation through the date of termination, together with all other benefits payable to Executive and his or her dependents under applicable law.

  Upon termination of an Executive's employment for any reason other than one of the "Termination Exclusions," each Executive Employment Agreement provides for a severance package to be provided to the Executive. This severance package includes:

  . Payment of accrued but unpaid base salary and bonus compensation through the date of termination, together with all other benefits payable to Executive and his or her dependents under applicable law.

  . A cash payment equal to two times Executive's "Annual Base Compensation," payable over twenty-four (24) months (unless such termination occurs within two years after a "Change in Control" of the Company (as defined in the Executive Employment Agreement) in which event the entire amount is paid in one lump sum within 30 days of termination). "Annual Base Compensation" is the greater of (i) Executive's base salary on the date of termination, or (ii) the greatest base salary of Executive in effect during the calendar year immediately prior to the calendar year in which the date of termination occurs.

  . A supplemental cash payment equal to Executive's bonus compensation earned for the calendar year immediately preceding the year in which the termination date occurs, prorated to reflect the number of days Executive was employed by the Company in the year in which termination occurs. The supplemental payment is to be paid to Executive at the same time as the bonus payment for the prior year; if such bonus payment has already been made, then the supplemental payment is to be paid to Executive within 30 days of the date of termination.

  . Immediate vesting and exercisability, upon notice of termination, of all stock options, restricted stock and other similar rights that have been granted to Executive as of the date of termination.

  . Continuation of the medical, dental, vision, prescription drug, wellness, or other health care or medical insurance, life insurance and disability insurance coverages provided to Executive immediately prior to termination. Such coverage shall continue until the earlier to occur of (i) the expiration of the "Severance Period" (as defined below), or
     (ii) Executive's employment by another company providing such coverage.

  In circumstances where the severance package is provided to Executive, such Executive agrees for a period of two years after termination of employment (the "Severance Period") (i) not to use or disclose any confidential information of the Company; (ii) not to solicit or contact, for the purpose of providing similar products or services, any customer, merchant, associate bank or independent sales organization of the Company with whom Executive had material contact, or about whom Executive learned material information, during the last 12 months of Executive's employment with the Company; (iii) not to persuade or attempt to persuade any such persons or entities, including vendors or suppliers, to terminate or modify their relationship with the Company; (iv) not to become employed by, perform services for, or have a financial interest in, any other business which will compete with the Company in providing credit card and debit card transaction processing services within the United States; and (v) not to persuade or attempt to persuade any person who is in a sales or management position with the Company, and who was employed by the Company on the date of Executive's termination, to terminate or modify his or her employment relationship with the Company. In the event that an Executive's employment is terminated for one of the Termination Exclusions, the Company has the option of requiring the Executive to comply with the non-disclosure, non-solicitation and non-competition provisions of his or her Executive Employment Agreement for a period of either one year or two years following the date of termination. If the Company shall elect to do so, the Company shall give notice to Executive within 30 days of the date of termination, and pay Executive an amount equal to one year's base salary or two years' base salary, respectively, payable in twelve or 24 equal monthly payments, respectively.

 Separation Agreements

  Each of Mr. Roberts and Mr. Daily were party to a written employment agreement with the Company dated June 17, 1998, effective upon consummation of the Company's acquisition of PMT, pursuant to which Mr. Roberts was employed as Vice Chairman of the Board of Directors of the Company and Chief Executive Officer of PMT, and Mr. Daily was employed as Vice Chairman of the Board of Directors of the Company and President of PMT. Each of Messrs. Roberts and Daily has entered into a separation agreement with the Company effective December 31, 1998 (collectively, the "Separation Agreements"). Pursuant to the Separation Agreements, Messrs. Roberts and Daily have voluntarily terminated their employment with the Company as of December 31, 1998, although each currently continues to serve as Vice Chairman of the Company's Board of Directors.

  Under the terms of the Separation Agreements, each of Messrs. Roberts and Daily is entitled to receive certain remuneration in addition to the general compensation and benefits to which he is entitled based upon his employment with the Company, provided that he executes a General Release and Covenant Not to Sue Agreement (the "Release Agreement") by May 30, 1999. The additional remuneration (which is consistent with agreed-upon amounts to be paid pursuant to the terms of the employment agreements) consists of:

  . three lump sum cash payments of $600,000, $810,000 and $810,000 payable on or before December 31, 1999, 2000, and 2001, respectively;

  . all outstanding vested stock options shall continue to be exercisable through the period ending 90 days after service as a member of the Company's Board of Directors terminates;

  . an additional 200,000 unvested stock options granted October 30, 1998 shall continue to vest pursuant to the original vesting schedule so long as he serves as a member of the Company's Board of Directors;

  . for any period of time during which he and his dependents are eligible to continue their coverage under any group health plan of the Company, the Company shall reimburse him for the monthly premiums (provided that such reimbursement shall not extend beyond two years after his termination of employment); and

  . a lump sum cash payment equal to an amount such that, after he has paid all federal and state income taxes plus any applicable excise taxes, he retains an amount of the lump sum payment equal to the taxes paid by him.

In addition, upon the request of Mr. Roberts during any period of time that a lump sum payment remains unpaid, the Company will negotiate in good faith with Mr. Roberts to apply some or all of the lump sum payment to purchase a split dollar life insurance policy insuring the life of Mr. Roberts.

  None of the additional remuneration described above shall be paid until the Release Agreement has been executed.

  In addition, each of Messrs. Roberts and Daily agrees that, during his service as a member of the Company's Board of Directors and for a period of two years after termination of such service, he shall not use or disclose any proprietary or confidential information of the Company other than on behalf of the Company (or its related entities). Each of Messrs. Roberts and Daily further agrees, for a period of two years following the date of termination of employment (i) not to solicit or contact, for the purpose of providing similar products or services, any customer, merchant, associate bank or independent sales organization of the Company or its related entities (including actively-sought prospects) with whom he had material contact, or about whom he learned material information, during the last 12 months of his service as a member of the Board of Directors of the Company; (ii) not to persuade or attempt to persuade any such persons or entities, including suppliers or vendors, to terminate or modify their relationship with the Company; (iii) not to become employed by, perform services for, or have a financial interest in, any other business which will compete with the Company or its affiliates in providing credit card and debit card transaction processing services within the United States; or (iv) not to persuade or attempt to persuade any person who was employed by the Company (or a related entity) in a sales or management position on the date of his termination of employment, to terminate or modify his or her employment relationship with the Company or its related entities, as the case may be.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option
Values

  The following table summarizes (i) the aggregate number of options exercised by the Named Executive Officers during the year ended December 31, 1998, and
(ii) the aggregate number and value of options held by the Named Executive Officers at December 31, 1998. The Company has not issued any stock appreciation rights.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year End Option Values

                                                           Number of Securities
                                                          Underlying Unexercised     Value of Unexercised
                                                          Options at Fiscal Year    in-the-Money Options at
                                                                  End (#)           Fiscal Year End ($)(1)
                                                         ------------------------- -------------------------
                           Shares      Value Realized
                         Acquired on  (Market Price at
                          Exercise      Exercise Less
          Name               (#)     Exercise Price) ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------------- ----------- ------------- ----------- -------------
Edward Grzedzinski......      -0-               -0-        262,618      296,713    $8,644,110   $3,823,923
James M. Bahin..........      -0-               -0-        268,859      196,713     8,853,230    3,242,673
Pamela A. Joseph........   48,959        $1,313,432         20,750      263,240       393,203    2,555,812
John M. Perry...........      -0-               -0-         58,500      296,000     1,019,062    2,858,906
Rebecca L. Powell.......   26,441           563,070            750      252,756        11,953    2,213,304

--------
(1) Calculated based upon the closing sale price per share of the Common Stock of $34.6875 on the New York Stock Exchange on December 31, 1998.

Stock Option Grants In Last Fiscal Year

  Options were granted to each of the Named Executive Officers during the fiscal year ended December 31, 1998, as follows:

                       Option Grants In Last Fiscal Year

                                                                        Potential Realizable
                                                                       Value at Assumed Annual
                                                                        Rates of Stock Price
                                                                       Appreciation for Option
                                       Individual Grants                        Term
                         --------------------------------------------- ------------------------
                                       % of Total
                           Number of    Options
                          Securities   Granted to Exercise
                          Underlying   Employees   or Base
                            Options    in Fiscal    Price   Expiration
          Name           Granted(#)(1)  Year(2)   ($/sh)(3)    Date       5%($)      10%($)
          ----           ------------- ---------- --------- ---------- ----------- ------------
Edward Grzedzinski......    100,000       3.6%     $30.000   04/21/08   $1,886,600  $4,781,300
                            100,000       3.6%      28.875   10/30/08    1,816,100   4,602,000
James M. Bahin..........    100,000       3.6%      30.000   04/21/08    1,886,600   4,781,300
Pamela A. Joseph........    100,000       3.6%      30.000   04/21/08    1,886,600   4,781,300
                            100,000       3.6%      28.875   10/30/08    1,816,100   4,602,000
John M. Perry...........    100,000       3.6%      30.000   04/21/08    1,886,600   4,781,300
                            100,000       3.6%      28.875   10/30/08    1,816,100   4,602,000
Rebecca L. Powell.......    100,000       3.6%      30.000   04/21/08    1,886,600   4,781,300
                            100,000       3.6%      28.875   10/30/08    1,816,100   4,602,000

--------
(1) These options were granted pursuant to the 1996 Stock Incentive Plan at the closing sale price of the Common Stock on the New York Stock Exchange on the date of grant. The options vest in four equal annual installments beginning on the first anniversary of the date of grant. Under the terms of the 1996 Stock Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.
(2) Represents the percentage of total options granted to all employees in 1998.
(3) The exercise price and tax withholding obligations, related to exercise, may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions related to the Acquisition of PMT Services, Inc.

  On September 24, 1998, PMT became a wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Merger dated as of June 17, 1998 (the "Merger Agreement"). The Merger Agreement provided that, upon consummation of the transaction, each outstanding share of Common Stock of PMT was to be converted into and exchanged for 0.715 shares of Common Stock of the Company. Richardson M. Roberts and Gregory S. Daily, each a Vice Chairman of the Board of Directors of the Company, served as executive officers and directors of PMT prior to the acquisition.

Transactions With MCI WorldCom, Inc.

  On July 13, 1998, the Company and MCI WorldCom entered into an Agreement (the "MCI WorldCom Agreement"), effective as of July 1, 1998, pursuant to which MCI WorldCom provides long-distance and local telecommunications access, as well as technical support, to the Company in connection with the Company's proprietary telecommunications network. The MCI WorldCom Agreement has a three-year term and shall automatically renew for additional one-year terms unless either party provides thirty days prior written notice of its intent not to renew. The Company and MCI WorldCom previously were parties to an agreement dated February 28, 1996 which also had a three-year term. The Company paid MCI WorldCom an aggregate of approximately $2.5 million, $3.8 million and $7.0 million during the years ended December 31, 1996, 1997, and 1998, respectively, for these services. Charles T. Cannada, a director of the Company, is an executive officer with MCI WorldCom. MCI WorldCom owns approximately 2.6% of the outstanding Common Stock of the Company.

Transactions Related to The First Union Alliance

  In December 1995, the Company and First Union consummated a transaction (the "First Union Alliance"), pursuant to which First Union contributed its transaction processing assets, including the transaction processing assets of First Fidelity Bancorporation and its banking subsidiaries which merged with and into First Union effective January 1, 1996, to the Company. Concurrently, the then current shareholders of the Company's predecessor contributed to the Company all of their shares of capital stock of the Company's predecessor, together with all of their rights to acquire shares of capital stock of the Company's predecessor, causing the Company's predecessor to become a wholly-owned subsidiary of the Company.

  First Union and its subsidiaries beneficially own approximately 5.4% of the outstanding Common Stock of the Company. The Company paid First Union approximately $3.0 million, $3.3 million and $9.9 million in the years ended December 31, 1998, 1997, and 1996, respectively, pursuant to the marketing support agreement and depositary and settlement agreement described below. Additionally, the Company received approximately $1.5 million, $.9 million, and $1.7 million of interest income in the years ended December 31, 1998, 1997, and 1996, respectively. In connection with the First Union Alliance, First Union also agreed, until January 31, 2003 and subject to certain specified exceptions and conditions, not to solicit, contract or generally do business with merchants or individual service organizations with whom the Company has a contractual relationship.

  The Marketing Support Agreement. In connection with the First Union Alliance, the Company and First Union entered into a marketing support agreement which provides, subject to certain exceptions, that the bank affiliates of First Union, together with and through each of the more than 2,000 First Union branches, shall actively market the Company's transaction processing services to merchants and shall refer merchants that request transaction processing services exclusively to the Company. The marketing services and assistance provided by the bank affiliates of First Union include the distribution by each bank affiliate of First Union of promotional and informational materials and supplies relating to the Company's transaction processing services, and such other services and assistance as may mutually be agreed upon by First Union and the Company. The marketing support agreement also provides that the Company will, when feasible, assist First Union in developing new products or services relating to transaction processing or in otherwise supporting new business ventures. The marketing support agreement also generally provides that the Company may not, without the prior consent of First Union, enter into certain marketing agreements with third parties generally located in specified areas where First Union currently maintains a significant banking presence. The marketing support agreement expires January 31, 2003.

  The Depositary and Settlement Agreement. The Company and First Union also entered into a depositary and settlement agreement under which a subsidiary of First Union generally will act as the exclusive clearing and settlement bank for transactions originating from merchants maintaining a depository account with First Union for receipt of payment of cleared transactions. The depositary and settlement agreement provides, however, that the Company may solicit from one or more other member clearing banks proposals to provide clearing and settlement services to such merchants, although First Union will have the opportunity to match the terms and conditions of any such third party proposal. The depositary and settlement agreement expires January 31, 2003.

  The Shareholders Agreement. Concurrently with the consummation of the First Union Alliance, the Company, its shareholders and First Union entered into a shareholders agreement that, among other things, provides that the Company may, at its option and subject to agreement on price and other terms, purchase from First Union any merchant portfolios acquired by First Union through whole-bank or other acquisitions. The shareholders agreement also imposes restrictions on the Company's ability to engage in certain new business activities or proceed with acquisitions of entities engaged in business activities substantially different from those currently conducted by the Company. Accordingly, the Company may be limited in its ability to seek or take advantage of certain business opportunities or relationships which differ substantially from the business activities the Company currently conducts.

  CoreStates Portfolio Purchase. Effective November 4, 1998, the Company, through its wholly-owned subsidiary, NOVA Information Systems, purchased the merchant processing portfolio (the "Merchant Assets") of First Union Bank of Delaware ("FUBD"), successor by merger to CoreStates Bank of Delaware, N.A., a national banking association ("CBD"), pursuant to a Merchant Asset Purchase Agreement dated October 8, 1998 (the "CBD Agreement"), by and among the Company, NOVA Information Systems, CBD and First Union National Bank, a national banking association ("FUNB," and together with FUBD, the "Sellers"). FUBD and FUNB are wholly-owned subsidiaries of First Union.

  Pursuant to the CBD Agreement, the Company purchased all right, title and interest of the Sellers in the Merchant Assets (as such term is defined in the Agreement) and assumed certain liabilities from the Sellers for a purchase price payable to Sellers in three annual installments in an amount not to exceed an aggregate of $71 million, subject to adjustments pursuant to the Agreement. The purchase price was determined through arms length negotiations between the Company and the Sellers.

Transactions With KeyBank

  On January 21, 1998, the Company consummated a joint venture with KeyBank pursuant to which the Company and KeyBank formed Key Merchant Services, LLC, a Delaware limited liability company. Key Merchant Services, LLC is jointly owned by the Company and a wholly-owned subsidiary of KeyBank. Stephen E. Wall, a director of the Company, was an executive officer of KeyBank until his retirement in January 1999.

                  PROPOSAL 2--RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

  Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP to continue as independent accountants of the Company for the fiscal year ending December 31, 1999, and has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. Ernst & Young LLP has served as independent accountants of the Company or its predecessor since February 1991. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of shareholders intended to be included in the Company's proxy materials for the 2000 Annual Meeting of Shareholders or to be presented in person at the 2000 Annual Meeting of Shareholders must be made in writing and received at the Company's principal executive offices not later than December 28, 1999.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Company does not intend to bring any other matters before the Annual Meeting requiring action of the shareholders, nor does it have any information that other matters will be brought before the Annual Meeting. However, if any other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Company.

                                          By Order of the Board of Directors,

                                          /s/ Edward Grzedzinski
                                          ----------------------
                                          Edward Grzedzinski
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Atlanta, Georgia
April 27, 1999

REVOCABLE PROXY
                               NOVA CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1999 ANNUAL MEETING OF
                                 SHAREHOLDERS

     The undersigned hereby appoints Edward Grzedzinski and Cherie Fuzzell, and each of them, as proxies to act for and in the name of the undersigned to vote all shares of Common Stock of NOVA Corporation (the "Company") which the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders, to be held at the offices of the Company, One Concourse Parkway, Suite 300, Atlanta, Georgia 30328 on Wednesday, May 26, 1999 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election as directors of the nine nominees listed below to serve until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified.

[_]    FOR ALL NOMINEES LISTED BELOW    [_]  WITHHOLD AUTHORITY TO VOTE FOR ALL
       (EXCEPT AS MARKED TO THE              NOMINEES LISTED BELOW
       CONTRARY BELOW).

INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

     James M. Bahin, Charles T. Cannada, Gregory S. Daily, Edward Grzedzinski, Stephen D. Kane, Dr. Henry Kressel, George M. Miller, II, Richardson M. Roberts, Stephen E. Wall.

2. The ratification of the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 1999.

     [_] FOR        [_] AGAINST         [_] ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other business matters as properly may come before the Annual Meeting and any adjournments thereof.


     This proxy card will be voted as directed. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE NINE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. IF ANY OTHER BUSINESS MATTERS ARE PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY CARD WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. IN THE EVENT THAT CUMULATIVE VOTING IS IN EFFECT FOR THE ELECTION OF DIRECTORS, THE PROXIES

         (continued, and to be dated and signed on the reverse side).

                          (continued from other side)

ARE AUTHORIZED TO CUMULATE VOTES SO AS TO ELECT THE MAXIMUM NUMBER OF NOMINEES, SUBJECT TO INSTRUCTIONS TO WITHHOLD VOTES WITH RESPECT TO ONE OR MORE NOMINEES. At the present time, the Board of Directors knows of no other business matters to be presented to a vote of the shareholders at the Annual Meeting.

     If the undersigned elects to withdraw this proxy card at or before the time of the Annual Meeting or any adjournments or postponements thereof and notifies the Secretary of the Company at or prior to the Annual Meeting of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. The undersigned may withdraw this proxy card in the manner described above, or by submitting a duly executed and later dated proxy card, or by appearing and voting in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record date of March 29, 1999.

     The undersigned hereby revokes any previous proxies submitted with respect to the matters covered by this proxy card.

     Please mark this card on the reverse side and then date and sign this proxy card below exactly as your name appears on the Company's stock records. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give your full title. If the holder is a corporation or partnership, the full corporate or partnership name should be provided and this card executed by a duly authorized officer.

                        Dated ______________________, 1999

                        __________________________________
                        Signature

                        __________________________________
                        Signature, if shares held jointly

                        Do you plan to attend the Annual Meeting? [_] YES [_]NO


PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.